SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c) and (d) and

Amendments Thereto Filed Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No.    )*

DoorDash, Inc.

(Name of Issuer)

Class A Common Stock, par value $0.00001 per share

(Title of Class of Securities)

25B09K105**

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**	This CUSIP number applies to the Issuer’s Class A Common Stock.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL USV XIV HOLDCO, LTD. (“SEQUOIA CAPITAL USV XIV HOLDCO”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 20,582,199
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 20,582,199

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,582,199
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.2%[1]
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 286,343,071 shares of Class A common stock outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 9, 2020.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND VI, L.P. (“SEQUOIA CAPITAL U.S. GROWTH FUND VI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 7,956,090
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 7,956,090

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,956,090
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.8%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 286,343,071 shares of Class A common stock outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 9, 2020.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, L.P. (“SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 398,515
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 398,515

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 398,515
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 286,343,071 shares of Class A common stock outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 9, 2020.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 740,920
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 740,920

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 740,920
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 286,343,071 shares of Class A common stock outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 9, 2020.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 21,500
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 21,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 286,343,071 shares of Class A common stock outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 9, 2020.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND II, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH FUND II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 13,973,885
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 13,973,885

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,973,885
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.9%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 286,343,071 shares of Class A common stock outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 9, 2020.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 171,415
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 171,415

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 171,415
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 286,343,071 shares of Class A common stock outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 9, 2020.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNED FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 244,650
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 244,650

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 244,650
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 286,343,071 shares of Class A common stock outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 9, 2020.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX PRINCIPALS FUND, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX PRINCIPALS FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,350
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,350

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,350
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 286,343,071 shares of Class A common stock outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 9, 2020.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND VII, L.P. (“SEQUOIA CAPITAL U.S. GROWTH FUND VII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 7,460,360
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 7,460,360

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,460,360
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 286,343,071 shares of Class A common stock outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 9, 2020.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND, L.P. (“SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 472,385
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 472,385

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 472,385
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 286,343,071 shares of Class A common stock outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 9, 2020.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE FUND XIV, L.P. (“SC U.S. VENTURE FUND XIV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

20,582,199 shares, of which 20,582,199 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

20,582,199 shares, of which 20,582,199 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,582,199
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.2%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 286,343,071 shares of Class A common stock outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 9, 2020.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV, L.P. (“SC U.S. VENTURE PARTNERS FUND XIV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

20,582,199 shares, of which 20,582,199 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

20,582,199 shares, of which 20,582,199 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,582,199
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.2%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 286,343,071 shares of Class A common stock outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 9, 2020.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), L.P. (“SC U.S. VENTURE FUND XIV (Q)”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

20,582,199 shares, of which 20,582,199 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

20,582,199 shares, of which 20,582,199 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,582,199
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.2%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 286,343,071 shares of Class A common stock outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 9, 2020.

1	NAME OF REPORTING PERSON SC U.S. VENTURE XIV MANAGEMENT, L.P. (“SC U.S. VENTURE XIV MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

20,582,199 shares, of which 20,582,199 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO. The General Partner of each of SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q) is SC U.S. VENTURE XIV MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

20,582,199 shares, of which 20,582,199 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO. The General Partner of each of SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q) is SC U.S. VENTURE XIV MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,582,199
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.2%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 286,343,071 shares of Class A common stock outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 9, 2020.

1	NAME OF REPORTING PERSON SC U.S. GROWTH VI MANAGEMENT, L.P. (“SC U.S. GROWTH VI MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

8,354,605 shares, of which 7,956,090 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI and 398,515 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

8,354,605 shares, of which 7,956,090 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI and 398,515 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,354,605
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.9%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 286,343,071 shares of Class A common stock outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 9, 2020.

1	NAME OF REPORTING PERSON SCGGF MANAGEMENT, L.P. (“SCGGF MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

762,420 shares, of which 740,920 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND and 21,500 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

762,420 shares, of which 740,920 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND and 21,500 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 762,420
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 286,343,071 shares of Class A common stock outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 9, 2020.

1	NAME OF REPORTING PERSON SC GLOBAL GROWTH II MANAGEMENT, L.P. (“SC GLOBAL GROWTH II MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

14,145,300 shares, of which 13,973,885 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and 171,415 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH FUND II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

14,145,300 shares, of which 13,973,885 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and 171,415 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH FUND II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,145,300
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.9%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 286,343,071 shares of Class A common stock outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 9, 2020.

1	NAME OF REPORTING PERSON SCGGF III – U.S./INDIA MANAGEMENT, L.P. (“SCGGF III – U.S./INDIA MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

250,000 shares, of which 244,650 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX FUND and 5,350 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND is SCGGF III – U.S./INDIA MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

250,000 shares, of which 244,650 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX FUND and 5,350 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND is SCGGF III – U.S./INDIA MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 250,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 286,343,071 shares of Class A common stock outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 9, 2020.

1	NAME OF REPORTING PERSON SC U.S. GROWTH VII MANAGEMENT, L.P. (“SC U.S. GROWTH VII MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

7,932,745 shares, of which 7,460,360 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VII and 472,385 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

7,932,745 shares, of which 7,460,360 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VII and 472,385 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,932,745
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.8%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 286,343,071 shares of Class A common stock outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 9, 2020.

1	NAME OF REPORTING PERSON SC US (TTGP), LTD. (“SC US (TTGP)”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

52,027,269 shares, of which 20,582,199 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO, 7,956,090 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI, 398,515 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, 740,920 shares are directly owned by SEQUOIA GLOBAL GROWTH FUND, 21,500 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, 13,973,885 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, 171,415 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, 244,650 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND, 5,350 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND, 7,460,360 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VII and 472,385 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO. The General Partner of each of SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q) is SC U.S. VENTURE XIV MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL FROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND is SCGGF III – U.S./INDIA MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH VII PIRNCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT. SC US TTGP is the General Partner of SC U.S. VENTURE XIV MANAGEMENT, SC U.S. GROWTH VI MANAGEMENT, SCGGF MANAGEMENT, SC GLOBAL GROWTH II MANAGEMENT, SCGGF III- U.S./INDIA MANAGEMENT and SC U.S. GROWTH VII MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

52,027,269 shares, of which 20,582,199 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO, 7,956,090 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI, 398,515 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, 740,920 shares are directly owned by SEQUOIA GLOBAL GROWTH FUND, 21,500 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, 13,973,885 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, 171,415 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, 244,650 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND, 5,350 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND, 7,460,360 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VII and 472,385 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO. The General Partner of each of SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q) is SC U.S. VENTURE XIV MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL FROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND is SCGGF III – U.S./INDIA MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH VII PIRNCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT. SC US TTGP is the General Partner of SC U.S. VENTURE XIV MANAGEMENT, SC U.S. GROWTH VI MANAGEMENT, SCGGF MANAGEMENT, SC GLOBAL GROWTH II MANAGEMENT, SCGGF III- U.S./INDIA MANAGEMENT and SC U.S. GROWTH VII MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 52,027,269
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.2%[1]
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 286,343,071 shares of Class A common stock outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 9, 2020.

1	NAME OF REPORTING PERSON DOUGLAS LEONE (“DL”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

15,157,720, of which 740,920 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND, 21,500 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, 13,973,885 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, 171,415 shares are directly owned by SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND, 244,650 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and 5,350 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL FROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND is SCGGF III – U.S./INDIA MANAGEMENT. The General Partner of each of SCGGF MANAGEMENT, SC GLOBAL GROWTH II MANAGEMENT and SCGGF III – U.S./INDIA MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL PRINCIPALS FUND are Messrs. DL and JG, and the directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX PRINCIPALS FUND are Messrs. DL and RB.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

15,157,720, of which 740,920 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND, 21,500 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, 13,973,885 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, 171,415 shares are directly owned by SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND, 244,650 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and 5,350 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL FROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND is SCGGF III – U.S./INDIA MANAGEMENT. The General Partner of each of SCGGF MANAGEMENT, SC GLOBAL GROWTH II MANAGEMENT and SCGGF III – U.S./INDIA MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL PRINCIPALS FUND are Messrs. DL and JG, and the directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX PRINCIPALS FUND are Messrs. DL and RB.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,157,720
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.3%[1]
12	TYPE OF REPORTING PERSON IN

1

Based on a total of 286,343,071 shares of Class A common stock outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 9, 2020.

1	NAME OF REPORTING PERSON JAMES GOETZ (“JG”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

762,420, of which 740,920 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND and 21,500 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of SCGGF MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL PRINCIPALS FUND are Messrs. DL and JG.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

762,420, of which 740,920 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND and 21,500 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of SCGGF MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL PRINCIPALS FUND are Messrs. DL and JG.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 762,420
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%[1]
12	TYPE OF REPORTING PERSON IN

1

Based on a total of 286,343,071 shares of Class A common stock outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 9, 2020.

1	NAME OF REPORTING PERSON ROELOF BOTHA (“RB”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

14,395,300, of which 13,973,885 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, 171,415 shares are directly owned by SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND, 244,650 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and 5,350 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL FROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND is SCGGF III – U.S./INDIA MANAGEMENT. The General Partner of each of SC GLOBAL GROWTH II MANAGEMENT and SCGGF III – U.S./INDIA MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX PRINCIPALS FUND are Messrs. DL and RB.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

14,395,300, of which 13,973,885 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, 171,415 shares are directly owned by SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND, 244,650 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and 5,350 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL FROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND is SCGGF III – U.S./INDIA MANAGEMENT. The General Partner of each of SC GLOBAL GROWTH II MANAGEMENT and SCGGF III – U.S./INDIA MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX PRINCIPALS FUND are Messrs. DL and RB.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,395,300
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.0%[1]
12	TYPE OF REPORTING PERSON IN

1

Based on a total of 286,343,071 shares of Class A common stock outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 9, 2020.

ITEM 1.

(a) Name of Issuer:

DoorDash, Inc.

(b) Address of Issuer’s Principal Executive Offices:

888 Brannan Street

San Francisco, California 94103

ITEM 2.

(a) Name of Persons Filing:

Sequoia Capital USV XIV Holdco, Ltd.

Sequoia Capital U.S. Growth Fund VI, L.P.

Sequoia Capital U.S. Growth Principals VI Fund, L.P.

Sequoia Capital Global Growth Fund, L.P.

Sequoia Capital Global Growth Principals Fund, L.P.

Sequoia Capital Global Growth Fund II, L.P.

Sequoia Capital Global Growth II Principals Fund, L.P.

Sequoia Capital Global Growth Fund III – U.S./India Annex Fund, L.P.

Sequoia Capital Global Growth Fund III – U.S./India Annex Principals Fund, L.P.

Sequoia Capital U.S. Growth Fund VII, L.P.

Sequoia Capital U.S. Growth VII Principals Fund, L.P.

Sequoia Capital U.S. Venture Fund XIV, L.P

Sequoia Capital U.S. Venture Partners Fund XIV, L.P.

Sequoia Capital U.S. Venture Partners Fund XIV (Q), L.P.

SC U.S. Venture XIV Management, L.P.

SC U.S. Growth VI Management, L.P.

SCGGF Management, L.P.

SC Global Growth II Management, L.P.

SCGGF III – U.S./India Management, L.P.

SC U.S. Growth VII Management, L.P.

SC US (TTGP), Ltd.

Douglas Leone

James Goetz

Roelof Botha

SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO. The General Partner of each of SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q) is SC U.S. VENTURE XIV MANAGEMENT. The General Partner of SC U.S. VENTURE XIV MANAGEMENT is SC US (TTGP).

The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH VI PRINCIPALS FUND is SC U.S. GROWTH VI MANAGEMENT. The General Partner of SC U.S. GROWTH VI MANAGEMENT is SC US (TTGP).

The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of SCGGF MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL PRINCIPALS FUND are Messrs. DL and JG.

The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. The General Partner of SC GLOBAL GROWTH II MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND are Messrs. DL and RB.

The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND is SCGGF III – U.S./INDIA MANAGEMENT. The General Partner of SCGGF III – U.S./INDIA MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX PRINCIPALS FUND are Messrs. DL and RB.

The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT. The General Partner of SC U.S. GROWTH VII MANAGEMENT is SC US (TTGP).

(b) Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c) Citizenship:

SEQUOIA CAPITAL USV XIV HOLDCO, SEQUOIA CAPITAL U.S. GROWTH FUND VI, SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, SEQUOIA CAPITAL GLOBAL GROWTH FUND, SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, SEQUOIA CAPITAL GLOBAL GROWTH FUND II, SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX FUND, SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND, SEQUOIA CAPITAL U.S. GROWTH FUND VII, SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND, SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), SC U.S. VENTURE XIV MANAGEMENT, SC U.S. GROWTH VI MANAGEMENT, SCGGF MANAGEMENT, SC GLOBAL GROWTH II MANAGEMENT, SCGGF III – U.S./INDIA MANAGEMENT, SC U.S. GROWTH VII MANAGEMENT, SC US (TTGP): Cayman Islands

DL, JG, RB: USA

(d) CUSIP No.: 25B09K105

ITEM 3.

If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 16, 2021

Sequoia Capital USV XIV Holdco, Ltd.

By:
Sequoia Capital U.S. Venture Fund XIV, L.P.
Sequoia Capital U.S. Venture Partners Fund XIV, L.P.
Sequoia Capital U.S. Venture Partners Fund XIV (Q), L.P.
its Members

By:	SC U.S. Venture XIV Management, L.P.
the General Partner of each Member

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital U.S. Growth Fund VI, L.P.

By:	SC U.S. Growth VI Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital U.S. Growth Principals VI Fund, L.P.

By:	SC U.S. Growth VI Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital Global Growth Fund, L.P.

By:	SCGGF Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital Global Growth Principals Fund, L.P.

By:	SCGGF Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital Global Growth Fund II, L.P.

By:	SC Global Growth II Management, L.P. its General Partner

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital Global Growth II Principals Fund, L.P.

By:	SC Global Growth II Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital Global Growth Fund III – U.S./India Annex Fund, L.P.

By:	SCGGF III – U.S./India Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital Global Growth Fund III – U.S./India Annex Principals Fund, L.P.

By:	SCGGF III – U.S./India Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital U.S. Growth Fund VII, L.P.

By:	SC U.S. Growth VII Management, L.P. its General Partner

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital U.S. Growth VII Principals Fund, L.P.

By:	SC U.S. Growth VII Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital U.S. Venture Fund XIV, L.P.

By:	SC U.S. Venture XIV Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital U.S. Venture Partners Fund XIV, L.P.

By:	SC U.S. Venture XIV Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital U.S. Venture Partners Fund XIV (Q), L.P.

By:	SC U.S. Venture XIV Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

SC U.S. Venture XIV Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

SC U.S. Growth VI Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

SCGGF Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

SC Global Growth II Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

SCGGF III – U.S./India Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

SC U.S. Growth VII Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

SC US (TTGP), Ltd.

By:	/s/ Douglas Leone
Douglas Leone, Director

Douglas Leone

By:	/s/ Douglas Leone
Douglas Leone

James Goetz

By:	/s/ James Goetz

Roelof Botha

By:	/s/ Roelof Botha